As filed with the Securities and Exchange Commission on May 6, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLERGAN, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	95-01622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612-1599
(Address of Principal Executive Offices)
ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Matthew J. Maletta, Esq.	Copies to:
Vice President, Associate General Counsel and Assistant Secretary Allergan, Inc. 2525 Dupont Drive Irvine, California 92612-1599 (714) 246-4500	Jonn R. Beeson, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of	Amount	Maximum	Aggregate	Amount of
Securities To	to be	Offering Price	Offering	Registration
Be Registered	Registered (1)(2)	Per Share (3)	Price (3)	Fee
Common Stock, par value $0.01 per share	22,500,000	$56.00	$1,260,000,000	$49,518

(1)	Represents the initially authorized 20,000,000 shares of Common Stock issuable under the Allergan, Inc. 2008 Incentive Award Plan (the “2008 Plan”), plus 2,500,000 shares of Common Stock that the registrant expects to issue under the 2008 Plan in accordance with its terms upon the expiration of awards under the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time (the “Prior Plans”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of Common Stock which become issuable under the 2008 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Each share of Common Stock being registered hereunder, if issued prior to the termination of our Rights Agreement, dated as of January 25, 2000, as amended, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

(3)	Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and (h) under the Securities Act, and is based on the average of the high and low sales prices of a share of our Common Stock, as reported on the New York Stock Exchange on April 29, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees and directors of Allergan, Inc. (referred to herein as the “Company,” “our,” “we” or “us”) eligible to participate in the Allergan, Inc. 2008 Incentive Award Plan (the “2008 Plan”) in accordance with Rule 428(b)(1) under the Securities Act. These documents are not required to and are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Commission allows us to incorporate by reference the information we file with the Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 28, 2008;

(b)	Current reports on Form 8-K filed with the Commission on February 1, 2008 and March 4, 2008;

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (Registration No. 33-28855) filed on May 24, 1989 including any amendment or report filed for the purpose of updating such description; and

(d)	The description of the Rights to Purchase Series A Junior Participating Preferred Stock (the “Rights”) and of the Series A Junior Participating Preferred Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A (File No. 001-10269) filed on February 1, 2000, including any amendment or report filed for the purpose of updating such description.
In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
The consolidated financial statements of Allergan, Inc. appearing in Allergan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Allergan, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.
Item 6. Indemnification of Directors and Officers
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
As permitted by Section 102(b)(7) of the DGCL, the Company’s Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company’s Restated Certificate of Incorporation, as amended, requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.
The Company has entered into indemnity agreements with each of its directors and executive officers. These indemnity agreements require that the Company pay on behalf of each director and executive officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or executive officer of the Company and solely because of his or her being a director and/or executive officer of the Company. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). The indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or executive officer in advance of indemnification;

provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense; and provided further that such advance shall not be made if it is determined that the director or executive officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. Under the indemnity agreements, the Company would not be required to pay or reimburse the director or executive officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreements, benefits are not available if the director or executive officer has received payment from one or more insurance policies for the subject claim or, with respect to the matters giving rise to the claim: (i) received a personal benefit; (ii) violated Section 16(b) of the Securities Exchange Act of 1934, as amended, or analogous provisions of law; or (iii) committed certain acts of dishonesty. Absent the indemnity agreements, indemnification that might be made available to directors and officers could be changed by further amendments to the Company’s Restated Certificate of Incorporation, as amended, or Bylaws, as amended.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits
See Index to Exhibits.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 6, 2008.

ALLERGAN, INC.
By:	/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board and Chief Executive Officer

By:	/s/ Jeffrey L. Edwards
Jeffrey L. Edwards
Executive Vice President, Finance and Business Development, Chief Financial Officer

By:	/s/ James F. Barlow
James F. Barlow
Senior Vice President, Corporate Controller

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes and appoints David E.I. Pyott, Jeffrey L. Edwards, Douglas S. Ingram and Matthew J. Maletta as attorney-in-fact and agent, acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 6, 2008.

Signature	Title
/s/ David E.I. Pyott David E.I. Pyott	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey L. Edwards Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)

/s/ James F. Barlow James F. Barlow	Senior Vice President, Corporate Controller (Principal Accounting Officer)

/s/ Herbert W. Boyer, Ph.D. Herbert W. Boyer, Ph.D.	Director

/s/ Deborah Dunsire, M.D. Deborah Dunsire, M.D.	Director

/s/ Michael R. Gallagher Michael R. Gallagher	Director

/s/ Gavin S. Herbert Gavin S. Herbert	Director

/s/ Dawn Hudson Dawn Hudson	Director

/s/ Robert A. Ingram Robert A. Ingram	Director

/s/ Trevor M. Jones, Ph.D. Trevor M. Jones, Ph.D.	Director

/s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director

/s/ Russell T. Ray Russell T. Ray	Director

/s/ Stephen J. Ryan, M.D. Stephen J. Ryan, M.D.	Director

/s/ Leonard D. Schaeffer Leonard D. Schaeffer	Director

INDEX TO EXHIBITS

EXHIBIT
4.1	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999)

4.2	Rights Agreement, dated as of January 25, 2000, between Allergan, Inc. and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to Allergan, Inc.’s Current Report on Form 8-K filed on January 28, 2000)

4.3	Amendment to Rights Agreement, dated as of January 2, 2002, between First Chicago Trust Company of New York, Allergan, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.3 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001)

4.4	Second Amendment to Rights Agreement, dated as of January 30, 2003, between First Chicago Trust Company of New York, Allergan, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 1 to Allergan, Inc.’s amended Form 8-A filed on February 14, 2003)

4.5	Third Amendment to Rights Agreement, dated as of October 7, 2005, between Wells Fargo Bank, N.A. and Allergan, Inc., as successor Rights Agent (incorporated by reference to Exhibit 4.11 to Allergan, Inc.’s Report on Form 10-Q for the Quarter ended September 30, 2005)

5.1+	Opinion of Counsel

23.1+	Consent of Counsel (included in Exhibit 5.1).

23.2+	Consent of Independent Registered Public Accounting Firm

24+	Power of Attorney (included with the signature page to this Registration Statement).

99.1	Allergan, Inc. 2008 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on March 20, 2008)

+	Filed herewith